Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Announces Positive Preliminary Data for EVIZON™ in

Treating Age-Related Macular Degeneration at the Macula Society Meeting

Plymouth Meeting, PA — February 25, 2005 — Genaera Corporation (NASDAQ: GENR) today announced the presentation of clinical trial results, including pharmacokinetic data and updated visual acuity outcomes, from a multi-center open-label U.S. Phase II clinical trial (MSI-1256F-207) with EVIZON™ (squalamine lactate) for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as “wet” AMD. EVIZON is the leading systemically delivered anti-angiogenic drug being developed to treat AMD. The presentation was held at the 28th Annual Meeting of the Macula Society in Key Biscayne, Florida by Carl Regillo, MD, FACS, Professor of Ophthalmology, Thomas Jefferson University, School of Medicine and Wills Eye Hospital.

Dr. Regillo reported interim results from subjects who had received either 10 or 40 mg of EVIZON as a part of the trial. All patients received four weekly doses of EVIZON, with no further maintenance therapy. Preliminary pharmacokinetics results from six patients treated with 40 mg of EVIZON weekly for four weeks suggest that EVIZON undergoes biphasic elimination from the circulation with a terminal half-life of about 7 hours, and no change in kinetics or drug accumulation was observed through week 5. All patients receiving the 40 mg dose were diagnosed with wet AMD in both eyes (n=12) including early and advanced lesions. All of these patients had preserved or improved vision during evaluation in both affected eyes through month 4 including: week three (after two doses of EVIZON), week five (one week after the fourth dose, termed end-of-therapy), and at two and four months after initiation of therapy with EVIZON. The greatest degree of improvement at four months was a gain relative to baseline of 18 letters (3.6 lines), while the greatest degree of loss was 12 letters on the ETDRS chart. Preliminary results from six patients treated with 10 mg of EVIZON, each diagnosed with bilateral wet AMD, demonstrated 90% of eyes (n=10) had preserved or improved vision during evaluation at four months after initiation of therapy. One patient withdrew from therapy on the 10 mg dose after Month 2, with visual loss of 26 ETDRS letters. In clinical trials of therapies for wet AMD, gain or loss of less than 15 letters (three lines) on the ETDRS chart constitutes stable vision, while gain equal to or greater than 15 letters constitutes improved vision. The drug was well tolerated, with no drug-related serious adverse events occurring in patients involved in this trial. Data discussed in this press release are included in the Overview Presentation, under Investor Relations at www.genaera.com

“EVIZON may provide a number of advantages over other therapies for this serious condition,” commented Dr. Regillo. “Data from this unmasked study showed that the 40 mg dose stabilized or improved visual acuity in all patients out to four months. In addition, there was early evidence for a dose-response. Most interesting was the response seen in both eyes, suggesting that patients with bilateral exudative disease may benefit from this therapy. The assessment of both affected eyes is an important part of other ongoing Phase II trials with EVIZON and proposed for upcoming Phase III trials. In our experience, the safety profile for EVIZON has been excellent.”

“These U.S. Phase II trial results corroborate the visual acuity results from our previously reported Phase I/II clinical trial results in which 100% of wet AMD patients had stable or improved vision at a similar dose, and provide additional evidence of the tremendous potential for EVIZON as the leading systemic anti-angiogenic therapy for this bilateral blinding eye disease,” said Roy C. Levitt, MD, President and Chief Executive Officer of Genaera Corporation. “In addition, in this small study we accomplished other important goals, including evidence for a preliminary dose response which is likely to be helpful in establishing the lowest effective dose for upcoming Phase 3 studies, and characterization of pharmacokinetic profiles for this drug in AMD patients at likely clinical doses. Moreover, these results announced today are particularly important because we were able to treat both affected eyes in all patients with 40 mg of EVIZON regardless of the stage of the lesion, conveniently and safely. Thus, less invasive EVIZON avoids in these patients with both eyes affected the risk of bilateral ocular injections required with the administration of other approved or investigational anti-angiogenic agents. It is estimated that about one-third or more of wet AMD patients have both eyes affected simultaneously.”

Other Ongoing Clinical Trials

Genaera is currently conducting three Phase II trials of EVIZON in wet AMD at multiple sites throughout the United States. Recently, the FDA selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

MSI-1256F-208 is a Phase II trial designed to evaluate the effects of three different doses of EVIZON (10 mg, 20 mg or 40 mg) with initial concomitant Visudyne® (QLT Inc., Vancouver, Canada) treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered EVIZON before and after photodynamic therapy with Visudyne. Based on its mechanism of action, this EVIZON pretreatment has the potential to improve the effect of Visudyne, and EVIZON follow up treatment may inhibit the detrimental effects of the VEGF ‘burst’ that commonly occurs after Visudyne treatment. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months follow-up for each patient. Enrollment in this trial is closed.

MSI-1256F-209 is the cornerstone and largest of Genaera’s three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of EVIZON (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Enrollment in this trial is ongoing.

For information about participation in EVIZON clinical trials, patients and physicians may call Genaera’s Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON™ may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.